NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA
OR JAPAN

18 July 2003

CELLTECH GROUP PLC (CELLTECH)
CASH OFFER FOR OXFORD GLYCOSCIENCES PLC (OGS)

On 26 February 2003, Celltech and (outside the United States) JPMorgan on its behalf, announced a cash offer for the entire issued and to be issued share capital of OGS.

Celltech announced on 16 April 2003 that the Offer had become unconditional in all respects and on 4 June 2003 announced that it had commenced the procedure for the compulsory acquisition of the remaining OGS Shares under the Companies Act 1985 (the Act).

Celltech announces that on 18 July 2003, pursuant to section 429 of the Act, it completed the compulsory acquisition of those OGS Shares for which acceptances of the Offer had not been received. As a result of the compulsory acquisition, Celltech has acquired 100 per cent. of the issued OGS Shares.

Application has already been made to the UK Listing Authority (the UKLA) to cancel the listing of the OGS Shares on the Official List of UKLA and to the London Stock Exchange plc (the LSE) to cancel the admission to trading of the OGS Shares on the LSE with effect from 8.00 a.m. on 21 July 2003.

Enquiries:

For further information contact:

Celltech Group plc                                                                                                                                          Telephone: +44 (0)1753 534 655
Dr Göran Ando, CEO
Peter Allen, Deputy CEO and CFO
Richard Bungay, Director of Corporate Communications

JPMorgan                                                                                                                                                         Telephone: +44 (0)20 7742 4000
David Kellett, Associate

Terms defined in the Offer Document have the same meaning when used in this announcement.

The Directors of Celltech accept responsibility for the information contained in this announcement, and, to the best of their knowledge and belief (having taken all reasonable care to ensure such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

J.P. Morgan plc, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Celltech and for no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to customers of JPMorgan or for providing advice in relation to the Offer, the contents of the Offer Document or any transaction or arrangement referred to therein.

This announcement has been approved by J.P.Morgan plc for the purpose of section 21 of the Financial Services and Markets Act 2000 only.

END